Exhibit 99.4

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

 News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ACQUIRES NORTHGATE SHOPPING CENTER

OAK BROOK, Ill. (May 3, 2005) – Inland Real Estate Corporation (NYSE: IRC) today announced its acquisition of Northgate Shopping Center for approximately $9.7 million.  Northgate Shopping Center, a newly developed 74,700 square-foot multi-tenant grocery-anchored retail center located in Sheboygan, Wisconsin, is anchored by a Piggly Wiggly grocery store and also includes Family Dollar, Aurora Pharmacy, Curves, H&R Block and Vision Mart retailers.  The retail center is located at the intersection of North 15th Street and Mayflower Avenue in Sheboygan, approximately 60 miles north of Milwaukee.

“We are continuing to build our portfolio of grocery-anchored retail centers in southern Wisconsin,” said Mark Zalatoris, Inland Real Estate Corporation’s chief operating officer. “And with Piggly Wiggly as its anchor tenant, Northgate Shopping Center has the largest branded grocery store in Sheboygan as its main retailer.”

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that currently owns and manages 145 neighborhood, community and single-tenant retail centers located in the midwestern United States. Additional information on Inland Real Estate Corporation is available on the internet at http://www.inlandrealestate.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.